EXHIBIT 10-G-1

EMPLOYMENT AGREEMENT

THE EMPLOYMENT AGREEMENT entered into as of the 19th day of November, 2008, by and between HARTMARX CORPORATION, a Delaware corporation ("Company"), and JAMES T. CONNERS ("Executive").

WITNESSETH THAT:

WHEREAS, the Executive is a party to a Severance Letter Agreement with the Company dated November 19, 2008 (the "Severance Letter");

WHEREAS, the parties hereto desire to enter into this Agreement pertaining to the terms of Executive's employment by the Company or by any affiliate or subsidiary of the Company; and

WHEREAS, upon the execution of this Agreement by the Company and Executive the terms and conditions of this Agreement shall control and govern the employment relationship between the Company and Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the parties hereto as follows:

1.           Agreement Period; At-Will Employment.  The Company and Executive acknowledge and understand that Executive's employment with Company is on an "at-will" basis and nothing in this Agreement is intended to give Executive the right to be retained in the employ of Hartmarx or any of its subsidiaries or to interfere with the Company's right to discharge Executive at any time for any reason. This Agreement is not a guarantee of employment and is not an agreement by Company to employ Executive or to continue to employ Executive for any specific term or period.  The Company and Executive acknowledge and agree that this Agreement sets forth the terms and conditions of Executive's employment and compensation to be paid to Executive commencing on the date hereof and continuing through November 30, 2010 (the "Agreement Period"), provided that Executive's employment is not otherwise terminated before the expiration of the Agreement Period; provided further, however, that if the Executive's employment is terminated for any reason following a Change in Control (as defined in the Severance Letter), the Agreement Period shall terminate upon such termination of employment and the Executive's rights with respect to such termination of employment (including the reasons therefor) shall be governed by the provisions of the Severance Letter.

2.           Performance of Duties.  While employed by the Company, Executive shall devote substantially all his full working time, attention and energies during normal business hours to the performance of his duties for the Company and its subsidiaries and shall perform his duties faithfully and efficiently, subject to the direction of the Company Board of Directors and the Chief Executive Officer.

3.           Compensation.  As compensation for the performance by Executive of his obligations hereunder:

(a)           Base Salary.  During the Agreement Period the Company shall pay Executive an annual base salary of not less than $185,000 ("Base Salary").  Base Salary shall be paid in accordance with the Company's customary payroll practices.  Base Salary may be increased at the discretion of the Compensation and Stock Option Committee of the Company Board of Directors (the "Committee") and once so increased shall not thereafter be decreased, except for across-the-board reductions similarly affecting all executives of the Company.

(b)           Management Incentive Plan.  Executive shall participate in the Company Management Incentive Plan (the "MIP") and/or any successor plan.

(c)           Participation in Benefit Plans.  During the Agreement Period the Executive shall be eligible to participate in all savings and welfare benefit plans and programs now or hereafter applicable to any other senior executives of the Company on a basis no less favorable than is made available to any other senior executive of the Company.

(d)           Perquisites.  During the Agreement Period, the Company shall make available to the Executive all perquisites that are made available to Company's senior executives.

4.            Termination.  The Executive's employment hereunder may be terminated under the following circumstances:

(a)           Death.  The Executive's employment hereunder shall terminate upon his death.

(b)           Disability.  The Company may terminate the Executive's employment hereunder for "Disability".  Disability means a mental or physical condition which renders Executive unable or incompetent to carry out the material job responsibilities which such Executive held or the material duties to which Executive was assigned at the time the disability was incurred, which has existed for at least six (6) months and which in the certified opinion of a physician mutually agreed upon by the Company and Executive (which agreement neither party shall unreasonably withhold) is expected to be permanent or to last for an indefinite duration or a duration in excess of six (6) months.

(c)           Resignation.  The Executive's employment hereunder shall terminate upon the Executive's resignation or voluntary quit.

(d)           Other.  The Company may terminate the Executive's employment hereunder for any of the following reasons:

(i)	Executive's conviction for the commission of a felony; or

(ii)	Executive's willful failure to substantially perform his duties hereunder; or

(iii)	Executive's willful or grossly negligent wrongful conduct that is demonstrably and materially injurious to the Company or its affiliates; or

(iv)	Executive's willful and material breach of this Agreement, including but not limited to Section 8 hereof.

(e)           At-Will Employment.  The Company retains the right to discharge Executive at any time for any reason.

5.           Termination Procedure.

(a)           Notice of Termination.  Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to Section 4(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12.  For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific provision in this Agreement relied upon and shall identify in reasonable detail the reason for termination of the Executive's employment under the provision so indicated and the reasons set forth in such Notice of Termination shall be conclusive and binding on the parties hereto.

(b)           Date of Termination.  "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to Section 4(b) above, the date thirty (30) days after Notice of Termination (provided that the Executive shall not have returned to the performance of his duties on a permanent full-time basis during such thirty (30) day period), (iii) if the Executive's employment is terminated pursuant to Section 4(c) above, the date the date specified in the Notice of Termination which shall be not more than thirty (30) days from the date of such Notice and (iv) if the Executive's employment is terminated pursuant to Section 4(d) or 4(e) above, the date set forth in the Notice of Termination.

6.           Compensation Upon Termination.

(a)           Termination due to Death or Disability.  If the Executive's employment is terminated by his death or Disability, the Company shall have no further obligations to provide Executive with the severance benefits described under Sections 6(b)(i) through (v) of this Agreement but shall continue to provide the other payments and benefits provided under this Agreement.

(b)           Termination By Company.  Upon termination of Executive's employment hereunder during the Agreement Period by the Company for any reason other than any of the reasons set forth in Section 4(d), then, in lieu of any further salary or bonus for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, and expressly subject to Executive's compliance with the provisions of Sections 8 and 9, below:

(i)           The Company shall continue to pay to Executive Base Salary as of the Date of Termination (without giving effect to any decrease therein which constitutes the basis, or one of the bases, upon which the Notice of Termination is based), for a period which is the longer of (A) the period commencing on the Date of Termination and continuing through November 30, 2010 (the "Severance Period") or (B) the severance period provided under the Company's severance pay policy then in effect, payable semi-monthly or more frequently, in arrears, commencing on the Date of Termination; provided, however, that if a Change in Control occurs during the Severance Period, the Company shall pay the Executive by no later than five (5) days following the Change in Control a lump sum in cash equal to the sum of the remaining payments that would have been payable to the Executive hereunder had no Change in Control occurred, and payments hereunder shall terminate.

(ii)           The Company shall pay the Executive a lump sum in cash, within ten (10) days of the Date of Termination, equal to the sum of any unpaid incentive compensation allocated or awarded to Executive under the MIP with respect to any fiscal year ending prior to the year in which the Date of Termination occurs.

(iii)           During the Severance Period the Company shall arrange to provide the Executive with life, disability, accident and health insurance benefits ("Welfare Benefits") substantially similar in all material respects to those which the Executive is receiving immediately prior to the Date of Termination (without giving effect to any decrease therein which constitutes the basis, or one of the bases, upon which the Notice of Termination is based), of if such benefits are not available or the provision of such benefits would not be allowed under the terms of such plans, the Company shall pay Executive the after-tax economic equivalent thereof.  If the Executive receives, or becomes eligible to receive, Welfare Benefits from another source, then the Welfare Benefits otherwise receivable by the Executive pursuant to this Section 6(b)(iii) shall be reduced to the extent of such other Welfare Benefits received by, or made available to, the Executive during the Severance Period (and any such Welfare Benefits received by or made available to the Executive shall be reported to the Company by the Executive).

(iv)           Effective as of the Date of Termination, all stock options granted to Executive under any of the Company's stock option plans prior to the Date of Termination which are exercisable as of the Date of Termination shall continue to be exercisable and Executive shall be entitled to exercise any or all of such options within the times and in accordance with the terms of such options as set forth in the grant document evidencing same, but not beyond the expiration date of such option.  Any stock options granted to Executive which are not exercisable as of the Date of Termination but which become exercisable during the Severance Period shall thereafter be exercisable by Executive and Executive shall be entitled to exercise any or all of such options within the times and in accordance with the terms of such options as set forth in the grant document evidencing same, but not beyond the expiration date of such option.

(v)           Effective as of the Date of Termination, Executive shall continue to hold all restricted stock granted to Executive prior to the Date of Termination and if any of such restricted stock vests during the Severance Period, Executive shall be entitled to such shares and all restrictions thereon shall lapse.  All shares of restricted stock granted to Executive prior to the Date of Termination which have not vested as of the end of the Severance Period shall be forfeit and cancelled effective as of end of the Severance Period.

(c)           Termination by the Company for Cause or Voluntarily By Executive.  If the Executive's employment shall be terminated by the Company for any of the reasons set forth in Section 4(d), or voluntarily by the Executive, the Company shall have no obligations to provide Executive with the severance benefits described under Sections 6(b)(i) through (v) of this Agreement but shall continue to provide the other payments and benefits provided under this Agreement.

(d)           Additional Payments.  Following any termination of Executive's employment, the Company shall pay the Executive all unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company including but not limited to the Company's deferred compensation, benefit or other compensation plans or programs, at the time such payments are due.  In addition, within ten (10) days of the Date of Termination, the Company shall pay the Executive, or his legal representative or estate, as applicable, any amounts accrued but not paid pursuant to Sections 3(a), 3(b), 3(c), 3(d) and 3(e) in respect of periods ending prior to the Date of Termination.

7.           Internal Revenue Code Section 409A.

(a)           Notwithstanding anything to the contrary set forth in Sections 6(b)(i) through (v) or elsewhere in this Agreement, Executive's entitlement to a series of installments payments shall be treated and shall be deemed to be an entitlement to a series of separate payments within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder.

(b)           Any severance benefits paid within the later of (i) 2-1/2 months of the end of the Company's taxable year containing the Executive's severance from employment, or (ii) 2-1/2 months of the end of the Executive's taxable year containing the severance from employment shall be exempt from Section 409A and shall be paid in accordance with Section 6(b).  Severance benefits subject to this Section 7(b) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.

(c)           To the extent severance benefits are not exempt from Section 409A under Section 7(b) above, any benefits paid in the first 6 months following the Executive's severance from employment that are equal to or less than the lesser of the amounts described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and (2) shall be exempt from Section 409A and shall be paid in accordance with Section 6(b).  Severance benefits subject to this Section 7(c) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.

(d)           To the extent severance benefits are not exempt from Section 409A under Section 7(b) or 7(c) above, any benefits paid equal to or less than the applicable dollar amount under Section 402(g)(1)(B) of the Code for the year of severance from employment shall be exempt from Section 409A in accordance with Treasury Regulation Section 1.409A-1(b)(9)(v)(D) and shall be paid in accordance with Section 6(b).  Severance benefits subject to this Section 7(d) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.

(e)           To the extent severance benefits are not exempt from Section 409A pursuant to Section 7(b), 7(c) or 7(d) above, and to the extent the Executive is a "specified employee" (as defined below), payments due to the Executive under Section 6 shall begin no sooner than six months after the Executive's severance from employment (other than for Death); provided, however, that any payments not made during the six (6) month period described in this Section 7(e) due to the 6-month delay period required under Treasury Regulation Section 1.409A-3(i)(2) shall be made in a single lump sum as soon as administratively practicable after the expiration of such six (6) month period, with interest thereon computed at the rate set forth in Section 17 hereof, and the balance of all other payments required under this Agreement shall be made as otherwise scheduled in this Agreement.

(f)           For purposes of this Section 7, any reference to severance of employment or termination of employment shall mean a "separation from service" as defined in Treasury Reg. Section 1.409A-1(h).  For purposes of this Agreement, the term "specified employee" shall have the meaning set forth in Treasury Reg. Section 1.409A-1(i).  The determination of whether the Executive is a "specified employee" shall be made by the Employer in good faith applying the applicable Treasury regulations.

(g)           Notwithstanding anything to the contrary set forth in this Agreement, and in addition to any tax gross-up payments to which Executive may be entitled under any other agreement between Executive and Company, if any of the amounts payable to Executive hereunder are or become subject to excise or other tax liability (including interest and penalties) that may be assessed by the IRS pursuant to Section 409A or any other section of the Code and imposed upon Executive, the Company shall reimburse and gross-up Executive in an amount sufficient so that such payments and benefits received by Executive hereunder will be so received without reduction for any such taxes, interest or penalties.  Such gross-up payment shall be made promptly after the assessment of such excise or other tax liability (including interest and penalties);

however, in any event, such gross-up payment shall be made no later than the end of Executive's taxable year next following his taxable year in which the related taxes, interest or penalties are remitted.

8.           Confidentiality; Nondisparagement.  Executive acknowledges and agrees that the Company's obligations to provide the benefits and payments hereunder during the Severance Period are expressly conditioned upon and subject to Executive's compliance with the conditions set forth in this Section 8. The Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets, confidential information, and knowledge or data relating to the Company and its affiliates which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  The Executive shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company.  In addition, the Executive and the Company or its affiliates shall not disparage, discredit or otherwise publicly criticize the other or engage in any act, directly or indirectly, for purposes of disparaging, ridiculing or bringing scorn upon the Executive or the Company, any affiliate thereof, or any of their respective officers, directors, businesses, tradenames or trademarks.  In the event of a breach or threatened breach of this Section 8, each party shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the parties acknowledging that damages would be inadequate and insufficient.  Any termination of the Executive's employment, Agreement Period or of this Agreement shall have no effect on the continuing operation of this Section 8.

9.           Non-Competition; Non-Solicitation.  In consideration of the mutual covenants contained in this Agreement and the payment by the Company of the benefits set forth herein during and for the Severance Period, Executive agrees to the provisions contained in this Section 9 and Executive acknowledges and agrees that the Company's obligations to provide the benefits and payments hereunder during the Severance Period are expressly conditioned upon and subject to Executive's compliance with the conditions set forth in this Section 9.

(a)           Executive acknowledges that the Business (as defined below) is intensely competitive and Executive agrees that during the Severance Period (i) he shall not seek or accept employment or directly, indirectly, or in any other manner, offer any of Executive's services to any company or other enterprise engaged in the Business; provided that, the foregoing shall not, however, prohibit the ownership by Executive, solely as a passive investment, of five percent (5%) or less of any class of securities (registered under the Securities Exchange Act of 1934) of a business that competes directly with the Business, and (ii) he will not, directly or indirectly, recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged in any capacity by the Company (or any affiliate) or the Business or any successor to the Company or the Business (including, but not limited to, any vendor, supplier or agent ) to terminate his or her employment or other relationship with the Company (or such affiliate) or the Business, and (iii) he will not offer employment to or employ a person who is at that time an employee (other than secretarial or clerical employees) of the Company (or any affiliate) or the Business or who was such an employee within one year of the time of such offer or employment.  The Company and Executive agree that the Executive's covenants in this Section 9 shall survive the expiration or termination of this Agreement.

(b)           For purposes of this Section 9, "Business" shall mean and include: (i) manufacturing (anywhere in the world), marketing, merchandising, designing and distribution (at wholesale, retail, through catalogue sales, direct-to-consumer or via Internet sales) of apparel products for men, women, children, boys and girls, including related products and accessories; (ii) all cosmetic and fragrance products, beauty and skin products, toiletries, shoes and footwear, hosiery, socks, jewelry, watches, eyewear, leather goods (including luggage); and (iii) any items which are licensed by the Company to others under any names or trademarks owned by or licensed to the Company or any derivatives thereof.  "Company" shall include the Company and its parents, subsidiaries and affiliates.

10.           Severance Letter.  Executive and Company are parties to the Severance Letter which sets forth the rights and obligations of the parties in the event that Executive's employment is terminated following a Change-in-Control.  Notwithstanding anything to the contrary set forth in the Severance Letter, in the event that Executive's employment is terminated for any reason at any time prior to a Change in Control, the Severance Letter shall thereupon terminate and the provisions of this Agreement shall control.  In the event that a Change in Control occurs while Executive is employed during the Agreement Period, the Executive's rights with respect to such termination of employment (including the reasons therefor) shall be governed by the provisions of the Severance Letter and no benefits or amounts shall be payable to Executive pursuant to the terms of this Agreement.

11.           Amendment.  This Agreement may be amended in writing by mutual agreement of the parties without the consent of any other person and, during the life of Executive, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

12.           Notice.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and, if (i) sent by registered mail or certified mail, or (ii) personally delivered, or (iii) sent via nationally recognized courier service, to the Company at its principal executive offices, to the attention of its Chief Executive Officer, or to Executive at the last address filed by him in writing with the Committee, as the case may be.

13.           Nonalienation.  The interests of Executive under this Agreement are not subject to the claims of his creditors, other than the Company and its subsidiaries, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered.

14.           Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.

15.           Severability.  If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.  If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

16.           Applicable Law.  The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Illinois without regard to common law conflicts of laws principles.

17.           Interest on Late Payments.  If the Company fails to pay any amount provided under this Agreement when due, the Company shall pay interest, compounded monthly, on such amount at a rate equal to the lesser of (a) (i) the highest rate of interest charged by the Company's principal lender on its revolving credit agreements as in effect from time to time during the period of such nonpayment plus 200 basis points, or (ii) in the absence of such a lender, 300 basis points over the prime commercial lending rate announced by The Wall Street Journal in effect from time to time during the period of such nonpayment, or (b) the highest legally-permissible interest rate allowed to be charged under applicable law.

18.           Beneficiaries.  If Executive should die while any amount is payable to him hereunder, such amount shall be paid to Executive's devisee, legatee or other designee or, if there is no such designee, to Executive's estate.

19.           WAIVER OF JURY TRIAL.  THE COMPANY AND EXECUTIVE WAIVE THEIR RIGHTS TO REQUEST A JURY TRIAL IN ANY LAWSUIT RELATING TO THIS AGREEMENT.

20.           Mitigation.  Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking (and, except as provided in Section 6(b)(iii), no payment otherwise required hereunder shall be reduced on account of) other employment.

21.           Counterpart.  The Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

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IN WITNESS WHEREOF, Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.

/s/ JAMES T. CONNERS
James T. Conners

Attest:	HARTMARX CORPORATION

/s/ TARAS R. PROCZKO	By:	/s/ HOMI B. PATEL
Taras R. Proczko Secretary		Homi B. Patel, Chairman and Chief Executive Officer